Exhibit 23.3

CONSENT OF WESTERN WATER CONSULTANTS, INC.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “S-K 1300 Mineral Resource Report Wyoming Assets ISR Hub and Spoke Project, WY USA” dated March 31, 2022; the technical report summary entitled “S-K 1300 Mineral Resource Report Texas Hub and Spoke ISR Project, TX USA” dated August 2, 2022; and the technical report summary entitled “S-K 1300 Mineral Resource Report Wyoming ISR Hub and Spoke Project, WY USA” dated September 13, 2022, that we prepared, included or incorporated by reference in:

(i)

the Annual Report on Form 10-K for the period ended July 31, 2022 (the “10-K”) of Uranium Energy Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)	the Company’s Form S-3 Registration Statements (File Nos. 333-220404, 333-236571 and 333-256170), and any amendments or supplements thereto; and

(iii)

the Company’s Form S-8 Registration Statements (File Nos. 333-147626, 333-162264, 333-172092, 333-192462, 333-201423, 333-213500, 333-227023, 333-233736, 333-249679 and 333-262197); and any amendments or supplements thereto.

We further consent to the filing of the technical report summaries as exhibits to the 10-K.

Western Water Consultants, Inc.,

d.b.a. WWC Engineering

/s/ Jack W. Fritz
Jack W. Fritz, Secretary and Director of Operations

Western Water Consultants, Inc.

d.b.a. WWC Engineering

Date:  September 29, 2022